Exhibit 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT, entered into this 29th day of April 2005, by and between AmericasMart Real Estate, LLC, a Delaware limited liability company, acting by and through its managing agent, AMC, Inc., a Georgia corporation (hereinafter referred to as “Lessor”), and Ambassadors, LLC (hereinafter referred to as “Lessee”),

W I T N E S S E T H:

WHEREAS, Lessor and Lessee’s predecessor in interest, Ambassadors Services Group, Inc., entered into that certain Lease Agreement dated January 7, 2000, pursuant to which Lessee leased from Lessor certain premises known as Suite 22-S-2, 4, 6, 8, 10, 22, comprising approximately 14,514 Gross Square Feet on the 22nd Floor of the building known as AmericasMart Œ, located at 240 Peachtree Street, N.W., Atlanta, Georgia, which premises are more particularly described in said lease agreement; and

WHEREAS, said lease agreement has previously been amended by that certain First Amendment to Lease Agreement dated as of July 2, 2002, and by that certain Second Amendment to Lease Agreement dated as of May 18, 2004 (as amended, hereinafter referred to as the “Lease”); and

WHEREAS, Lessor and Lessee desire to amend the Lease further, as more particularly set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree to amend the Lease as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Term. The Term of the Lease shall be extended for a period of three (3) years, commencing July 1, 2005 and ending June 30, 2008.

3. Base Rent. Base Rent during the extended Term of the Lease shall be as follows:

Beginning Date		Ending Date	Monthly Base Rent
July 1, 2005	through	June 30, 2006	$22,363.00
July 1, 2006	through	June 30, 2007	$23,315.00
July 1, 2007	through	June 30, 2008	$24,015.00

4. Co-termination. Effective as of the date hereof, Paragraph 4 of the First Amendment to Lease Agreement shall be deleted and replaced by the following:

“In the event the Agreement is terminated prior to its expiration for any reason, Lessor shall have the right to terminate this Lease by written notice to Lessee, which termination will be effective upon the earliest to occur of (i) the then Expiration Date of the Lease, (ii) the date Lessee vacates and surrenders possession of the Premises to Lessor, in the condition provided for under the Lease, or (iii) the one hundred eightieth (180th) day following Lessor’s notice to Lessee of its election to terminate the Lease pursuant to this paragraph. Until the effective date of such termination, Lessee agrees that it shall remain in compliance with all of the terms and conditions of the Lease, including without limitation, the payment of rent.”

5. Ratification. Except as expressly amended hereby, all terms and conditions of the Lease shall remain in full force and effect, and are hereby ratified by the parties.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Third Amendment to Lease Agreement as of the day and year first above written, with intent to be bound hereby.

LESSOR:

AmericasMart Real Estate, LLC, by and through its managing agent, AMC, Inc.

By:	/s/ Dave Savula
Name:	Dave Savula
Title:	SVP Leasing

LESSEE:

AMBASSADORS, LLC

By:	/s/ Brian R. Schaefgen
Name:	Brian R. Schaefgen
Title:	CFO & Secretary